Exhibit 99.1

Fortress Announces Chief Executive Officer Daniel Mudd to Take Leave of Absence,
Appoints Randal A. Nardone Interim Chief Executive Officer

New York, NY. December 21, 2011 – Fortress Investment Group today announced that Daniel Mudd is taking a leave of absence from his role as chief executive officer of the company and member of its Board of Directors.  Randal A. Nardone, Fortress principal and co-founder, will serve as interim chief executive officer, effective immediately.

“I have requested a leave of absence from my position as chief executive officer to ensure that any time or attention I need to focus on matters outside of Fortress will not affect the business or operations of the company,” said Mr. Mudd.

“We are grateful to Dan for his service and leadership over the past two and a half years and support his decision to take a leave of absence at this point in time,” said Mr. Nardone. “Fortress is very well-positioned today, and across our company, we remain single-mindedly focused on managing our investment funds and capitalizing on opportunities to create value for our investors. We look forward to Dan’s return in the hope that matters are resolved favorably and expeditiously.”

Mr. Nardone is a co-founder and principal of Fortress and has been a member of the Board of Directors of Fortress Investment Group LLC since November 2006. He has been a member of the Management Committee of Fortress since 1998. Prior to co-founding Fortress in 1998, Mr. Nardone was a managing director of UBS from May 1997 to May 1998. Before joining UBS, Mr. Nardone was a principal of BlackRock Financial Management, Inc. Prior to joining BlackRock, Mr. Nardone was a partner and a member of the executive committee at the law firm of Thacher Proffitt & Wood. Mr. Nardone’s employment agreement was previously filed as Exhibit 10.6 to Fortress’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on January 19, 2007, and will remain unchanged.